Exhibit 99.4

To: All Cousins Employees

From: Larry Gellerstedt

Subject: Cousins Announcement and Town Hall Meetings

Colleagues:

Moments ago, we announced two strategic transactions that we believe will create a significant growth opportunity for our company. Cousins will merge with Parkway Properties and, together, we will simultaneously separate the Houston-based assets of both companies into a new public company, which we currently call “HoustonCo.” The press release that was issued this morning is attached.

With significantly increased scale and critical mass in important markets, we are creating exciting opportunities for our employees, and we hope you share our enthusiasm for these transactions. These creative transactions continue Cousins’ heritage as a proven “sharpshooter” in the growing Sun Belt markets. By combining the strengths of the two companies, we can now offer an expanded portfolio and opportunities to scale in leading markets.

I will continue to lead Cousins along with the rest of our senior management team, and Taylor Glover will continue to Chair our Board of Directors. With these transactions, Cousins will increase in size by expanding its presence in our key markets of Atlanta, Austin and Charlotte and by entering the new markets of Phoenix, Orlando and Tampa. We will have a more diverse customer base and a portfolio of 41 Class A properties, and will be well-positioned to accelerate our strategy to become a leading owner of trophy office towers in high-growth urban Sun Belt submarkets.

I believe HoustonCo will also be an excellent company. It will have five Class A properties in the Galleria, Greenway and Westchase submarkets of Houston and the financial strength to capitalize on any potential resurgence in the Houston market. HoustonCo will be led by Parkway CEO Jim Heistand and the existing Parkway senior management team.

As a result of the separation and spin-off, we anticipate that our teams managing properties in Houston will become part of HoustonCo. Jim and the Parkway team are deeply committed to that market and we believe that our colleagues who join HoustonCo will be in great hands – and will gain an advantage in the Houston market from the enhanced scale that these transactions will provide.

We expect to complete the transactions in the fourth quarter of this year, and we will announce HoustonCo’s official name and ticker symbol at or before that time.

You are invited to listen to a joint conference call Cousins Properties and Parkway Properties will hold on April 29, 2016 at 8:30 am ET to discuss the transactions. To listen in the conference call, please dial (866) 547-1509. The Conference ID Number is 1584000. Interested parties can join the live webcast of the conference call by accessing the investor relations section of Cousins Properties’ website at www.cousinsproperties.com. A replay of the conference call will be available through May 12, 2016 by calling (800) 585-8367 or (404) 537-3406 and using the Conference ID Number 1584000 or on the investor relations section of the Cousins Properties.

In the coming weeks, we will host Town Hall meetings in Atlanta, Houston, Charlotte and Austin to discuss the announcement and provide employees with an opportunity to ask questions. We invite you all to attend live or to dial in as appropriate. We’ll share additional details for those meetings soon.

Finally, we know that today’s news may generate attention from people outside the company. Should you receive any inquiries from media or investors, please direct them to Marli Quesinberry at 404-407-1898.

I am thrilled to announce this step in our growth strategy and excited to hear your thoughts. I believe this is a great opportunity to better serve our customers and provide growth opportunity for our employees. I look forward to discussing this announcement with you all very soon.

Thank you for all you do. You are the best in the business and I am proud to work with you.

Sincerely,

Larry Gellerstedt
President & CEO

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Cousins Properties Incorporated (“Cousins”) and Parkway Properties, Inc. (“Parkway”) operate and beliefs of and assumptions made by Cousins management and Parkway management, involve uncertainties that could significantly affect the financial or operating results of Cousins, Parkway, the combined company or any company spun-off by the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions involving Cousins and Parkway, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to tenants, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transactions — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with the ability to consummate the proposed merger and the timing of the closing of the proposed merger; risks associated with the ability to consummate the proposed spin-off of a company holding the Houston assets of Cousins and Parkway (“HoustonCo”) and the timing of the closing of the proposed spin-off; risks associated with the ability to list the common stock of HoustonCo on the New York Stock Exchange following the proposed spin-off; risks associated with the ability to consummate certain asset sales contemplated by Parkway and the timing of the closing of such proposed asset sales; risks associated with the ability to consummate the proposed reorganization of certain assets and liabilities of Cousins and Parkway, including the contemplated structuring of Cousins and HoustonCo as “UPREITs” following the consummation of the proposed transactions; the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the proposed transactions; the ability to secure favorable interest rates on any borrowings incurred in connection with the proposed transactions; the impact of such indebtedness incurred in connection with the proposed transactions; the ability to successfully integrate our operations and employees; the ability to realize anticipated benefits and synergies of the proposed transactions; the potential liability for a failure to meet regulatory requirements, including the maintenance of REIT status; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; potential changes to tax legislation; changes in demand for developed properties; adverse changes in financial condition of joint venture partner(s) or major tenants; risks associated with the acquisition, development, expansion, leasing and management of properties; risks associated with the geographic concentration of Cousins, Parkway or HoustonCo; risks associated with the industry concentration of tenants; the potential impact of announcement of the proposed transactions or consummation of the proposed transactions on relationships, including with tenants, employees, customers and competitors; the unfavorable outcome of any legal proceedings that have been or may be instituted against Cousins, Parkway or any company spun-off by the combined company; significant costs related to uninsured losses, condemnation, or environmental issues; the ability to retain key personnel; the amount of the costs, fees, expenses and charges related to the proposed transactions and the actual terms of the financings that may be obtained in connection with the proposed transactions; changes in local, national and international financial market, insurance rates and interest rates; and those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Cousins and Parkway. Cousins and Parkway do not intend, and undertake no obligation, to update any forward-looking statement.

Additional Information about the Proposed Transactions and Where to Find It

In connection with the proposed transaction, Cousins intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Cousins and Parkway that also constitutes a prospectus of Cousins. Investors and security holders are urged to read the joint proxy statement/prospectus and other relevant documents filed with the SEC, when they become available, because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents, when they become available, and other documents filed with the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Cousins by contacting Cousins Investor Relations at (404) 407-1898. Investors and security holders may obtain free copies of the documents filed with the SEC by Parkway by contacting Parkway Investor Relations at (407) 650-0593.

Cousins and Parkway and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Cousins’ directors and executive officers is available in Cousins’ proxy statement for its 2016 Annual Meeting, which was filed with the SEC on March 22, 2016. Information about directors and executive officers of Parkway is available in the proxy statement for its 2016 Annual Meeting, which was filed with the SEC on March 28, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive joint proxy statement/prospectus and other relevant materials filed with the SEC regarding the merger when they become available. Investors should read the definitive joint proxy statement/prospectus carefully before making any voting or investment decisions when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Cousins or Parkway using the sources indicated above.

This communication and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.